MOODY NATIONAL REIT II, INC. 8-K

Exhibit 99.1

May 10, 2019

Dear Stockholders of Moody National REIT II, Inc.:

On March 14, 2019, the board of directors of Moody National REIT II, Inc. (“the Company”), including all of the independent directors, determined an estimated net asset value (“NAV”) per share of each class of the Company’s common stock of $23.32 as of December 31, 2018. Information on the assumptions and methods used to calculate the estimated NAV per share are described in the Company’s Current Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2019.

We would like to take this opportunity to address two factors that affected the increased estimated NAV per share.

First, as the Company has been raising equity this past year, it has been actively paying down the KeyBank Term Loan.  In doing so, the Company was able to restructure its debt in October.  Specifically, on October 30, 2018, a Form 8-K was filed disclosing the terms of the restructuring of the KeyBank Term Loan into a $26,504,515 senior loan secured by two properties and a credit facility with Green Bank.  The restructuring reduced the current annualized interest payment on the KeyBank Term Loan by more than $2.2 million.  For year-end 2018, the debt levels for the Company decreased to a leverage ratio of 54% as of December 31, 2018.

Second, by way of update from last year’s shareholder letter, during 2018 the Company successfully completed a number of the franchisor-required property improvement programs (“PIPs”) with the most notable being the $7.5M complete interior and exterior renovation of the Embassy Suites Nashville. While the portfolio did experience room displacement as result of 2018 PIPs, the Company notes that the assets with PIPs completed in 2018 have already experienced rate driven Revenue Per Available Room (“RevPAR”)  growth as a result of these extensive improvements.

We thank you for your continued support and are excited about building upon this impressive portfolio. Please contact Investor Services at (888) 457-2358 with any questions.

Sincerely,

Brett C. Moody

Chief Executive Officer